News Release

Silicon Laboratories Reports Record Revenues

—Company Doubles Quarterly Revenues Year-over-Year—

AUSTIN, Texas, April 21, 2003 — Silicon Laboratories Inc. (Nasdaq: SLAB), the mixed-signal IC innovator for the communications industry, today reported first quarter results for the period ended March 29, 2003.  The company more than doubled quarterly revenues year-over-year and delivered its eighth consecutive quarter of sequential revenue growth.

Financial Results

Revenues for the first quarter of 2003 increased six percent sequentially to $63.8 million from $60.2 million in the fourth quarter of 2002.  This represents a 121 percent increase over revenues of $28.8 million during the first quarter of 2002.

Under generally accepted accounting principles (GAAP), net loss for the first quarter of 2003 was $1.0 million, resulting in a net loss per share of $0.02 compared with first quarter 2002 net income of $356,000, which resulted in diluted earnings per share of $0.01.  The first quarter 2003 net loss includes an accrued charge of $15.3 million to cost of revenues for settlement of the TDK patent litigation and a $1.3 million non-cash charge for amortization of deferred stock compensation.

Excluding such charges, adjusted net income was $10.6 million in the first quarter of 2003, compared to $1.7 million in the first quarter of 2002.  Adjusted diluted net income per share in the first quarter was $0.21, compared to $0.03 in the first quarter of 2002.  The reconciling charges are set forth in the Reconciliation of GAAP to Non-GAAP Financial Measures tables included below.

As of March 29, 2003, cash and short-term investments totaled $131.3 million, an increase of $16.1 million over the fourth quarter of 2002. The company’s number of employees at the end of

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Silicon Labs Reports First Quarter Results

the first quarter of 2003 was 383, compared to 364 at the end of the fourth quarter of 2002.

Business Summary

“We are pleased to report sequential growth and record revenues in the first quarter,” said Nav Sooch, chairman and chief executive officer of Silicon Laboratories. “We believe our business continues to diversify, strengthening the company’s fundamentals and laying the foundation for solid growth.”

For the third consecutive quarter, the company achieved its goal of 25 percent operating income, before non-cash and litigation settlement charges, as a percent of revenue.  During the quarter, wireless products continued to gain acceptance as the company broadened the customer base to 14 volume customers for its Aero™ GSM/GPRS transceiver.  In addition, every fourth quarter 2002 volume Aero customer purchased increased Aero volume in the first quarter of 2003.

“The strong performance of Aero more than compensated for seasonal weakness in our wireline products,” said Dan Artusi, president and chief operating officer of Silicon Laboratories.  “We believe that the company’s new product pipeline will augment our already strong product portfolio and lead to ongoing growth opportunities.”

Business Outlook

“In the second quarter of 2003, we expect to see continued growth resulting in revenues in the range of $66 to $68 million,” said Mr. Sooch. “We expect revenues to increase across all of our product areas -wireline, wireless and optical- in the second quarter.”

Conference Call Today

A conference call discussing the first quarter results is scheduled for 3:15 p.m. Central Time.  An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the website listed above or by calling 800-938-1164 (U.S.) or 402-998-0567 (international).  These replays will be available through May 21, 2003.

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Silicon Labs Reports First Quarter Results

About Silicon Laboratories Inc.

Silicon Laboratories Inc. designs, manufactures and markets proprietary high-performance mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories is an ISO9001-certified manufacturer and has applied for over 174 patents on its mixed-signal technology. The company was incorporated in 1996 and is based in Austin, Texas. Additional information about Silicon Laboratories is available at www.silabs.com or through the toll-free investor relations line at 1-877-411-SLAB (7522).

Cautionary Language

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are as follows: risks that Silicon Laboratories may not be able to maintain its historical growth rate; quarterly fluctuations in revenues and operating results; risks that Silicon Labs may not be able to manage strains associated with its growth; difficulties developing new products that achieve market acceptance; difficulties managing international sales; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim subjects Silicon Laboratories to risks of natural disasters, epidemics, war and political unrest; dependence on a limited number of products and customers; product development risks; intellectual property litigation risks; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories filings with the SEC, including the Form 10-K filed January 22, 2003 and the Form 10-Q that we anticipate will be filed on or about April 21, 2003.

Non-GAAP Financial Measurements

In addition to the GAAP results provided throughout this document, the Company has provided non-GAAP financial measurements, which present net income, operating income and net income per share on a basis excluding non-cash charges and other one-time charges. Details of these

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Silicon Labs Reports First Quarter Results

excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, the reconciliations from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q1 2003 earnings conference call can be found on the Company’s website at http://investor.silabs.com/ireye/ir_site.zhtml?ticker=SLAB&script=950.

The non-GAAP financial measurements do not replace the presentation of Silicon Laboratories’ GAAP financial results. These measurements provide supplemental information to assist management and investors in analyzing Silicon Laboratories’ financial position and results of operations. Silicon Laboratories’ has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core ongoing operations.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, 512/464-9254 investor.relations@silabs.com

Note to editors: Silicon Laboratories and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

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Silicon Labs Reports First Quarter Results

Silicon Laboratories Inc.

Unaudited Condensed Consolidated Statements of Operations (in thousands, except per share data)

	THREE MONTHS ENDED
	MARCH 29, 2003	MARCH 30, 2002
Revenues	$63,753	$28,849
Cost of revenues	43,578 *	12,094
Gross profit	20,175	16,755
Operating expenses:
Research and development	9,530	8,047
Selling, general and administrative	9,998	6,676
Amortization of deferred stock compensation	1,266	1,305
Operating expenses	20,794	16,028
Operating income (loss)	(619)	727
Other income (expense):
Interest income	344	458
Interest expense	—	(151)
Other income (expense)	(663)	—
Income (loss) before income taxes	(938)	1,034
Provision for income taxes	105	678
Net income (loss)	$(1,043)	$356
Net income (loss) per share:
Basic	$(0.02)	$0.01
Diluted	$(0.02)	$0.01
Weighted-average common shares outstanding:
Basic	48,215	47,129
Diluted	48,215	51,283

* Includes $15.3 million charge for TDK patent infringement litigation settlement

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share data)

GAAP net income (loss)	$(1,043)	$356

Tax-effected adjustments:
Settlement of patent infringement lawsuit	10,377	—
Amortization of deferred stock compensation	1,266	1,305
Adjusted net income	$10,600	$1,661

GAAP diluted shares outstanding	48,215	51,283
Adjustments:
Weighted-average shares of common stock subject to repurchase	593	—
Stock options	2,112	—
Adjusted diluted shares outstanding	50,920	51,283

Adjusted diluted net income per share	$0.21	$0.03

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Silicon Labs Reports First Quarter Results

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures (continued, in thousands)

	THREE MONTHS ENDED
	MARCH 29, 2003	DECEMBER 28, 2002	SEPTEMBER 28, 2002
GAAP revenues	$63,753	$60,196	$51,786

GAAP operating income	(619)	14,485	11,714
GAAP operating income %	(1.0)%	24.1%	22.6%

Adjustments:
Settlement of patent infringementlawsuit	15,260	—	—
Impairment of goodwill and other intangible assets	—	37	—
Amortization of deferred stock compensation	1,266	1,267	1,293
Adjusted operating income	$15,907	$15,789	$13,007
Adjusted operating income %	25.0%	26.2%	25.1%

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Silicon Labs Reports First Quarter Results

Condensed Consolidated Balance Sheets (in thousands, except per share data)

	MARCH 29, 2003	DECEMBER 28, 2002
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$82,306	$73,950
Short-term investments	48,989	41,216
Accounts receivable, net of allowance for doubtful accounts of $945 at March 29, 2003 and December 28, 2002	22,993	27,501
Inventories	13,598	13,319
Deferred income taxes	4,921	4,921
Prepaid expenses and other	1,706	1,841
Total current assets	174,513	162,748
Property, equipment and software, net	28,888	29,781
Goodwill and other intangible assets	410	450
Other assets	5,191	4,086
Total assets	$209,002	$197,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,874	$13,272
Accrued expenses	8,862	8,505
Deferred income on shipments to distributors.	6,177	10,147
Income taxes payable	4,385	8,470
Total current liabilities	51,298	40,394
Other long-term obligations	949	949
Total liabilities	52,247	41,343
Commitments and contingencies
Stockholders’ equity:
Common stock—$.0001 par value; 250,000 shares authorized; 49,015 and 48,904 shares issued and outstanding at March 29, 2003 and December 28, 2002, respectively	5	5
Additional paid-in capital	174,840	174,088
Stockholder notes receivable	(178)	(228)
Deferred stock compensation	(11,819)	(13,092)
Retained earnings (deficit)	(6,093)	(5,051)
Total stockholders’ equity	156,755	155,722
Total liabilities and stockholders’ equity	$209,002	$197,065

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